Exhibit 99.1

IMMEDIATE RELEASE
October 3, 2012

Snyder’s-Lance, Inc. and Inventure Foods, Inc.
 Enter Distribution Agreement

•                  Snyder’s-Lance to acquire Inventure’s DSD IBO operation in Arizona

•                  Inventure to sign National Distribution Agreement for their brands

CHARLOTTE, N.C., October 3, 2012 - Snyder’s-Lance, Inc. (Nasdaq-GS: LNCE) and Inventure Foods, Inc. (Nasdaq-GS:SNAK), today announced completion of a strategic distribution agreement that will expand the Snyder’s-Lance IBO route distribution system in Arizona and offer increased access by Inventure to the growing Snyder’s-Lance national distribution network for their brands.

The strategic agreement provides a unique opportunity for both Snyder’s-Lance and Inventure.  In recent years, Snyder’s-Lance has developed its Direct Store Delivery (“DSD”) network through a blend of selective acquisitions and organic growth.  By entering into this agreement, Snyder’s-Lance will expand its DSD network in the Southwestern U.S. and increase route volumes with new partner brands while Inventure’s specialty food brands will benefit from wider distribution of a national DSD network of over 3,000 routes.  Terms of the agreement were not disclosed.

The agreement provides that Snyder’s-Lance will assume a number of independent business operator (“IBO”) routes from Inventure in the Arizona area, which supports the Snyder’s-Lance strategic plan to continue growing and strengthening its national DSD distribution network.  At the same time, Inventure will receive access to the growing Snyder’s-Lance distribution network with expanded opportunity as a key partner brand.

“We’re excited to continue the development of our DSD network through this distribution agreement with Inventure,” said Carl E. Lee Jr, President and Chief Operating Officer of Snyder’s-Lance, Inc.  “These routes are in a strategically important location for our company and will help us to provide excellent service for key customers.  Moreover, Inventure product lines such as Boulder Canyon and Poore Brothers provide an opportunity for Snyder’s-Lance to increase the scale and reach of our network, helping to grow route volumes across all brands while bringing the benefits of our DSD distribution system to both Inventure and our retail partners.  Snyder’s-Lance and Inventure have partnered together for approximately 15 years, distributing each company’s products in their respective DSD networks.  This new arrangement expands on an already successful relationship.”

“We look forward to the support that this strategic agreement will provide our growing and important Boulder Canyon brand throughout the country,” said Terry McDaniel, President and CEO of Inventure Foods.  “This is a very important partnership for Inventure Foods, which further underscores our commitment to deliver our premium products to leading retailers, while leveraging the growing Snyder’s-Lance DSD network of store level execution.”

As a result of this transaction, Inventure Foods will no longer distribute third party partner brands resulting in a reduction of approximate $3 million in net revenues.  This lost revenue will have no impact to Inventure Foods earnings.

About Snyder’s-Lance, Inc.

Snyder’s-Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout the United States and internationally. The Company’s products include pretzels, sandwich crackers, potato chips, cookies, tortilla chips, restaurant style crackers, nuts and other snacks. Snyder’s-Lance has manufacturing facilities in North Carolina, Pennsylvania, Iowa, Indiana, Georgia, Arizona, Massachusetts, Florida, Ohio and Ontario, Canada. Products are sold under the Snyder’s of Hanover®, Lance®, Cape Cod®, Krunchers!®, Tom’s®, Archway®, Jays®, Stella D’oro®, O-Ke-Doke® and Grande® brand names along with a number of private label and third party brands. Products are distributed nationally through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels. LNCE-G

About Inventure Foods, Inc.

With manufacturing facilities in Arizona, Indiana and Washington, Inventure Foods, Inc. (NASDAQ: SNAK) is a marketer and manufacturer of specialty brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Natural Foods®, Jamba®, Rader Farms®, T.G.I. Friday’s®, Nathan’s Famous®, Poore Brothers®, Tato Skins® and Bob’s Texas Style®.  For further information about Inventure Foods visit www.inventurefoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that we will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.